LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and effective this 1st day of April, 2014.

BETWEEN:

Lexington Ridge Holdings Inc. (the "Lender"), a corporation organized and existing under the laws of the Province of British Columbia;

AND:

Indie Growers Association (the "Borrower"), a corporation organized and existing under the laws of the State of Nevada

WHEREAS the Borrower is seeking financing of US$ 500,000 for operating expenses and construction of agricultural buildings and related infrastructure;

AND WHEREAS the Lender has agreed to provide such financing until such time the Borrower is able to generate sufficient income or raise additional financing to repay the loan.

NOW THEREFORE this Agreement witnesses that in consideration of the premises, covenants and agreements hereinafter set forth, the parties hereto covenant, agree, represent and promise as follows:

1.

Loan. The Lender has agreed to provide up to US$500,000 (the “Loan”) by way of a draw down facility to the Borrower upon and subject to the terms and conditions contained in this Loan Agreement.

2.

Repayment of Loan. The principal amount of the Loan and any accrued interest shall be due upon demand.

3.

Interest. The rate of interest shall accrue at 5% per annum on any outstanding balance.

4.

Conversion. The Lender may at its discretion elect to transfer at any time all or part of the Loan into common shares of the Company convertible at a rate of $0.001 per share.

5.

Default. If the Borrower fails to make any payment or complete any conversion of debt into common shares within 10 days of demand by the Lender, the Borrower shall be in default. In event of default, the Lender can, without further notice, demand immediate payment of the entire remaining unpaid balance and accrued interest and seek damages in a court of law.

6.

In the event that any part of this Agreement and any term or terms of the same shall be found to be illegal or for any other reason unenforceable in law, such finding shall in no event invalidate any other part of term or terms of this Agreement.

7.

This Agreement shall be interpreted according to the laws and courts of the State of Nevada.

8.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties.  This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that it is intended to amend it.  No party is relying upon any warranties, representations or inducements not set forth herein.

9.

This Agreement shall be binding upon the parties hereto and their successors and assigns and shall enure to the benefit of the parties hereto and their successors and assigns.

10.

Each of the parties, at their sole expenses, covenants and agrees to do, execute and deliver such further acts, assurances and documents, as the other party from time to time may require or demands for the assuring or confirming unto the other party of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement.

11.

Any notice to be given under this Agreement shall be delivered in person or mailed by registered mail during normal postal service or by courier to the parties entitled to receive same at the address set out below or such other address which such party may notify the remaining party in the manner set out herein.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

/s/ Robert Coleridge

/s/ C. William Lehner

Robert Coleridge, President

C. William Lehner, Director

Indie Growers Association

Lexington Ridge Holdings Inc.